January 17, 2013
Investors May Contact:
Kevin Stitt, Bank of America, 1.980.386.5667
Lee McEntire, Bank of America, 1.980.388.6780
Reporters May Contact:
Jerry Dubrowski, Bank of America, 1.980.388.2840
jerome.f.dubrowski@bankofamerica.com

Bank of America Reports Fourth-Quarter 2012 Net Income of $0.7 Billion, or $0.03 Per Diluted Share

Previously Announced Selected Items Impact Pretax Earnings

•	Representations and Warranties, Compensatory Fees Settlements with Fannie Mae, $2.7 Billion or $0.16 EPS

•	Provision for Independent Foreclosure Review Acceleration Agreement, $1.1 Billion or $0.06 EPS

•	Total Litigation Expense, $0.9 Billion or $0.05 EPS

•	Negative Valuation Adjustments for Improved Credit Spreads, $0.7 Billion or $0.04 EPS

•	Provision for Obligations Related to Mortgage Insurance Rescissions, $0.5 Billion or $0.03 EPS

•	Gain on Sale of Japan Brokerage Joint Venture, $0.4 Billion or $0.02 EPS

•	Positive MSR Valuation Adjustment Related to Servicing Sales, $0.3 Billion or $0.02 EPS

•	Net Tax Benefit Primarily From Recognition of Foreign Tax Credits of Certain Non-U.S. Subsidiaries, $1.3 Billion or $0.12 EPS

Capital and Liquidity Remain Strong

•	Basel 1 Tier 1 Common Capital Ratio of 11.06 Percent at December 31, 2012

•	Estimated Basel 3 Tier 1 Common Capital Ratio of 9.25 Percent at December 31, 2012 (U.S. Basel 3 NPRs Fully Phased-in)A

•	Long-term Debt Down $96.7 Billion From December 31, 2011, Driven by Maturities and Liability Management Actions; Time-to-required Funding Remains Strong at 33 Months

Core Business Momentum Continues

•	Fourth-Quarter 2012 Net Interest Income (FTE basis)B Increased to $10.6 Billion From $10.2 Billion in Prior Quarter

•	Total Average Deposit Balances up $28 Billion, or 11 Percent (Annualized) From Prior Quarter

•	First-lien Mortgage Production Increased 6 Percent From Prior Quarter

•	Global Wealth and Investment Management Posts Record Quarterly Earnings

•	Period-end Commercial Loans and Leases in the Global Banking Segment, Including Real Estate Loans, Grew 7 Percent From Prior Quarter to $252 Billion

•	Investment Bank Maintained No. 2 Ranking in Global and U.S. Investment Banking Fees; Fees Up 20 Percent From Prior Quarter and 58 Percent From the Year-ago Quarter

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CHARLOTTE — Bank of America Corporation today reported net income of $0.7 billion, or $0.03 per diluted share, for the fourth quarter of 2012, compared to $2.0 billion, or $0.15 per diluted share in the year-ago period. Revenue, net of interest expense, on a fully taxable-equivalent (FTE)B basis was $18.9 billion.

Fourth-quarter 2012 revenue, net of interest expense, on an FTE basis, excluding $0.7 billion of debit valuation and fair value option adjustments, was $19.6 billion; excluding $3.0 billion of provisions for representations and warranties and obligations related to mortgage insurance rescissions related to settlement agreements with the Federal National Mortgage Association (Fannie Mae) revenue net of interest expense, on an FTE basis, was $22.6 billionB.

For the full year, the company reported net income of $4.2 billion, or $0.25 per diluted share, compared to $1.4 billion, or $0.01 per diluted share in 2011.

“We enter 2013 strong and well positioned for further growth,” said Chief Executive Officer Brian Moynihan. “Double-digit growth since last year in mortgage production, commercial lending, and Global Markets revenue demonstrates the power of deeper customer and client relationships as we intensify the focus on connecting all our capabilities.”

As previously announced, financial results in the fourth quarter of 2012 were negatively impacted by a provision of $2.7 billion related to the settlements with Fannie Mae with respect to representations and warranties and compensatory fees; other provision items of $2.5 billion which included a $1.1 billion provision for the Independent Foreclosure Review (IFR) acceleration agreement, total litigation expense of $0.9 billion and a $0.5 billion provision for obligations related to mortgage insurance rescissions; and $0.7 billion of negative debit valuation adjustments (DVA) and fair value option (FVO) adjustments due to improvement in the company's credit spreads. These items were partially offset by a net income tax benefit of $1.3 billion primarily due to the recognition of foreign tax credits of certain non-U.S. subsidiaries; a gain of $0.4 billion on the previously announced sale of the company's 49-percent stake in Mitsubishi UFJ Merrill Lynch PB Securities; and a positive valuation adjustment on mortgage servicing rights (MSR) of $0.3 billion related to the previously announced servicing sales.

The year-ago quarter included $1.3 billion of negative DVA and FVO adjustments, $1.8 billion of total litigation expense and a $0.6 billion goodwill impairment charge in the European consumer card business. In addition, the year-ago quarter included, among other significant items, a $2.9 billion pretax gain on the sale of a portion of the company's investment in China Construction Bank (CCB), a $1.2 billion gain on the exchange of trust preferred securities, and a $1.2 billion gain on the sale of debt securities.

Relative to the year-ago quarter, the results for the fourth quarter of 2012 were driven by improved credit quality across most major portfolios, increased sales and trading revenue (excluding the impact of DVAE), increased investment and brokerage income, higher investment banking fees, partially offset by an increase in consumer real estate losses, reflecting the Fannie Mae settlements and the provision for the IFR acceleration agreement. In addition, noninterest expense declined from the year-ago quarter, driven primarily by cost savings achieved through Project New BAC initiatives over the course of 2012.

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"We addressed significant legacy issues in 2012 and our strengths are coming through," said Chief Financial Officer Bruce Thompson. "Capital and liquidity remain strong and credit continues to improve. Our primary focus this year is to grow revenue, manage expenses and drive core earnings growth."

Selected Financial Highlights

	Three Months Ended		Year Ended
(Dollars in millions, except per share data)	December 31 2012	December 31 2011	December 31 2012	December 31 2011
Net interest income, FTE basis[1]	$10,555	$10,959	$41,557	$45,588
Noninterest income	8,336	14,187	42,678	48,838
Total revenue, net of interest expense, FTE basis	18,891	25,146	84,235	94,426
Total revenue, net of interest expense, FTE basis, excluding DVA and FVO[2]	19,610	26,434	91,819	90,106
Provision for credit losses	2,204	2,934	8,169	13,410
Noninterest expense[3]	18,360	18,941	72,093	77,090
Goodwill impairment charges	—	581	—	3,184
Net income	$732	$1,991	$4,188	$1,446
Diluted earnings per common share	$0.03	$0.15	$0.25	$0.01

[1]
Fully taxable-equivalent (FTE) basis is a non-GAAP financial measure. For reconciliation to GAAP financial measures, refer to pages 25-28 of this press release. Net interest income on a GAAP basis was $10.3 billion and $10.7 billion for the three months ended December 31, 2012 and 2011, and $40.7 billion and $44.6 billion for the years ended December 31, 2012 and 2011. Total revenue, net of interest expense, on a GAAP basis was $18.7 billion and $24.9 billion for the three months ended December 31, 2012 and 2011, and $83.3 billion and $93.5 billion for the years ended December 31, 2012 and 2011.

[2]
Total revenue, net of interest expense, on an FTE basis excluding DVA and FVO adjustments is a non-GAAP financial measure. DVA gains (losses) were $(277) million and $(474) million for the three months ended December 31, 2012 and 2011, and $(2.5) billion and $1.0 billion for the years ended December 31, 2012 and 2011. Valuation gains (losses) related to FVO were $(442) million and $(814) million for the three months ended December 31, 2012 and 2011, and $(5.1) billion and $3.3 billion for the years ended December 31, 2012 and 2011.

[3]
Excludes goodwill impairment charges of $581 million in the three months ended December 31, 2011, and $3.2 billion for the year ended December 31, 2011. Noninterest expense, excluding goodwill impairment charges, is a non-GAAP financial measure.

Key Business Highlights

The company made significant progress in 2012 in line with its operating principles, including the following developments:

Focus on customer-driven businesses

•
Bank of America extended approximately $475 billion in credit in 2012. This included $310.5 billion in commercial non-real estate loans, $75.1 billion in residential first mortgages, $40.0 billion in commercial real estate loans, $17.9 billion in U.S. consumer and small business card, $3.6 billion in home equity products and $27.9 billion in other consumer credit.

•
The $75.1 billion in residential first mortgages funded in 2012 helped more than 305,000 homeowners either purchase a home or refinance an existing mortgage. This included approximately 17,500 first-time homebuyer mortgages originated by retail channels, and more than 96,000 mortgages to low- and moderate-income borrowers. Approximately 16 percent of funded first mortgages were for home purchases and 84 percent were refinances.

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•	The company originated approximately $8.7 billion in small business loans and commitments in 2012, up 28 percent from 2011, reflecting a continued focus on supporting small businesses.

•
Bank of America provided assistance to more than 2 million customer accounts in 14 states affected by Hurricane Sandy with comprehensive customer assistance programs including financial contributions to relief efforts, payment deferrals and fee waivers.

•	Total client balances in Global Wealth and Investment Management increased 7 percent from 2011 led by market gains and solid flows in long-term assets under management (AUM), deposits and loans.

•
The company continued to deepen and broaden customer relationships. The number of mobile banking customers increased 31 percent from December 31, 2011 to 12.0 million customers, and the number of new U.S. credit card accounts opened in 2012 grew 7 percent from 2011.

•	Merrill Edge brokerage assets increased $9.4 billion from the end of 2011 to $75.9 billion, driven by market improvement and an increase in new accounts.

•
The company continued to increase its specialized sales force of Financial Solutions Advisors, Mortgage Loan Officers and Small Business Bankers during the quarter to nearly 6,200 specialists at the end of 2012.

•	The company continued to support the economy by:

•	Helping clients raise $605 billion in capital in 2012.

•	Extending approximately $475 billion in credit in 2012.

•
Bank of America Merrill Lynch (BofA Merrill) continued to rank No. 2 globally in net investment banking fees in 2012, as reported by Dealogic. Results for the fourth quarter of 2012 included record debt issuance fees since the Bank of America Merrill Lynch merger.

Continue to build a fortress balance sheet

•	The Tier 1 common capital ratio under Basel 1 was 11.06 percent at December 31, 2012, down 35 bps from September 30, 2012 and 120 bps higher than December 31, 2011.

•	The Tier 1 common capital ratio under Basel 3 on a fully phased-in basis is estimated at 9.25 percent at December 31, 2012, up from 8.97 percent at September 30, 2012A.

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•
The company reduced long-term debt by nearly $100 billion from the end of 2011 while maintaining significant excess liquidity. Global Excess Liquidity Sources totaled $372 billion at December 31, 2012, slightly less than $380 billion at September 30, 2012 and $378 billion at December 31, 2011. Long-term debt declined to $276 billion at December 31, 2012 from $287 billion at September 30, 2012 and $372 billion at December 31, 2011.

Managing risk well

•
The provision for credit losses declined 25 percent from the year-ago quarter, reflecting improved credit quality across major consumer and commercial portfolios and the benefit of underwriting changes implemented over the past several years.

•	The U.S. credit card loss rate declined in the fourth quarter of 2012 to the lowest level since the second quarter of 2006C while the 30+ day delinquency rate was at a historic low.

•	Consumer loan loss rates declined in the fourth quarter of 2012 to their lowest level since early 2008 and commercial loan loss rates declined to their lowest level since the fourth quarter of 2006C.

Delivering for our shareholders

•
Tangible book value per share increased to $13.36 at December 31, 2012, compared to $12.95 at December 31, 2011D. Book value per share was $20.24 at December 31, 2012, compared to $20.09 at December 31, 2011.

•
The company continued to make progress on its legacy issues, reaching settlements with Fannie Mae to resolve substantially all outstanding and potential agency mortgage repurchase claims on loans originated and sold directly to Fannie Mae from January 1, 2000 through December 31, 2008 by legacy Countrywide and Bank of America, National Association (BANA); settling substantially all of Fannie Mae's outstanding and future claims for compensatory fees arising out of alleged past foreclosure delays; and clarifying the parties' obligations with respect to mortgage insurance.

Managing efficiency well

•
Fourth-quarter 2012 noninterest expense declined 6 percent from the year-ago quarter, reflecting a decrease in personnel expense as the company continued to streamline processes and achieve cost savings.

•	At December 31, 2012, the company had 267,190 full-time employees, down 5,404 from the end of the prior quarter, and 14,601 fewer than December 31, 2011.

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Business Segment Results

The company reports results through five business segments: Consumer and Business Banking (CBB), Consumer Real Estate Services (CRES), Global Wealth and Investment Management (GWIM), Global Banking, and Global Markets, with the remaining operations recorded in All Other.

Consumer and Business Banking (CBB)

	Three Months Ended		Year Ended
(Dollars in millions)	December 31 2012	December 31 2011	December 31 2012	December 31 2011
Total revenue, net of interest expense, FTE basis	$7,204	$7,606	$29,023	$32,880
Provision for credit losses	963	1,297	3,941	3,490
Noninterest expense	4,121	4,429	16,793	17,719
Net income	$1,428	$1,242	$5,321	$7,447
Return on average equity	10.48%	9.30%	9.92%	14.07%
Return on average economic capital[1]	23.94	22.08	23.01	33.52
Average loans	$132,421	$147,150	$136,171	$153,641
Average deposits	486,467	459,819	477,440	462,087
			At December 31, 2012	At December 31, 2011
Client brokerage assets			$75,946	$66,576

[1]	Return on average economic capital is a non-GAAP financial measure. For reconciliation to GAAP financial measures, refer to pages 25-28 of this press release.

Business Highlights

•
Average deposit balances increased $26.6 billion from the year-ago quarter, driven by growth in liquid products in a low-rate environment. The average rate paid on deposits declined 5 basis points to 16 basis points in the fourth quarter of 2012 from the year-ago quarter due to pricing discipline and a shift in the mix of deposits.

•
During the fourth quarter of 2012, purchase volumes per average active credit card account rose 7 percent from the year ago quarter; the number of BankAmericard Cash Rewards cards increased by nearly 24 percent in the fourth quarter of 2012 to a total of 2.1 million cards since the product was launched in the third quarter of 2011.

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Financial Overview

Consumer and Business Banking net income was $1.4 billion, up $186 million, or 15 percent, from the year-ago quarter due to lower credit costs and noninterest expense, partially offset by a decrease in net interest income primarily from lower average loans and the continued low-rate environment. Noninterest income of $2.5 billion remained relatively flat.

Provision for credit losses decreased $334 million from the year-ago quarter to $963 million due to improvement in delinquencies and bankruptcies primarily within the Card Services business. Noninterest expense decreased $308 million to $4.1 billion compared to the fourth quarter of 2011 as a result of lower FDIC expense and lower operating expenses.

Consumer Real Estate Services (CRES)

	Three Months Ended		Year Ended
(Dollars in millions)	December 31 2012	December 31 2011	December 31 2012	December 31 2011
Total revenue, net of interest expense, FTE basis	$468	$3,275	$8,759	$(3,154)
Provision for credit losses	485	1,001	1,442	4,524
Noninterest expense[1]	5,629	4,569	17,306	21,791
Net loss	$(3,722)	$(1,442)	$(6,507)	$(19,465)
Average loans and leases	97,912	116,993	104,754	119,820
			At December 31, 2012	At December 31, 2011
Period-end loans and leases			$95,972	$112,359

[1]	Full-year results include a goodwill impairment charge of $2.6 billion in the second quarter of 2011.

Business Highlights

•
Bank of America funded $22.5 billion in residential home loans and home equity loans during the fourth quarter of 2012, up 41 percent from the fourth quarter of 2011, excluding correspondent originations of $6.5 billion in the year-ago quarter. The company exited the correspondent business in late 2011.

•
The number of 60+ day delinquent first mortgage loans serviced by Legacy Assets and Servicing declined by 163,000, or 17 percent, during the fourth quarter of 2012 to 773,000 from 936,000 at the end of the third quarter of 2012 and 1.16 million at the end of the fourth quarter of 2011.

Financial Overview

Consumer Real Estate Services reported a net loss of $3.7 billion for the fourth quarter of 2012, compared to a net loss of $1.4 billion for the same period in 2011 primarily due to mortgage banking losses driven by the Fannie Mae settlements and higher expenses, partially offset by lower provision for credit losses.

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Revenue decreased $2.8 billion from the fourth quarter of 2011 to $468 million in the fourth quarter of 2012, due largely to higher representations and warranties provision and lower servicing income, driven by less favorable MSR results, net of hedges. This was partially offset by higher core production income. The MSR results, net of hedges, included the previously described MSR valuation adjustment related to MSR sales.

Excluding the impact of correspondent channel originations, CRES direct originations increased 42 percent and core production revenue increased $472 million in the fourth quarter of 2012 from the year-ago quarter primarily due to higher margins on increased volume of direct originations.

Representations and warranties provision was $3.0 billion in the fourth quarter of 2012, compared to $264 million in the fourth quarter of 2011, an increase of $2.7 billion. The fourth-quarter provision included $2.5 billion for representations and warranties and provision of $0.5 billion for obligations related to mortgage insurance rescissions related to the Fannie Mae settlements.

The provision for credit losses in the fourth quarter of 2012 decreased $516 million from the year-ago quarter to $485 million, driven by improved portfolio trends in the non-purchased credit-impaired home equity portfolio and reserve reductions in the purchased credit-impaired (PCI) home equity portfolio due to the improved home price outlook.

Noninterest expense increased $1.1 billion from the fourth quarter of 2011 to $5.6 billion, primarily due to $1.1 billion of expense related to the IFR acceleration agreement. In connection with this agreement, the company agreed to a cessation of the IFR process and to make a $1.1 billion payment to a fund established for the benefit of borrowers pursuant to a plan agreed to by the Office of the Comptroller of the Currency and the Board of Governors of the Federal Reserve System. The company will also provide $1.8 billion in borrower assistance, including loan modifications and other foreclosure prevention actions. In addition, there was an increase in default-related servicing expenses from the year-ago quarter and an increase in mortgage-related assessments, waivers and other similar costs associated with foreclosure delays, including a provision of $260 million for compensatory fees in connection with the Fannie Mae settlements. These increases were partially offset by $800 million in lower litigation expense from the fourth quarter of 2011.

The MSR asset was $5.7 billion at December 31, 2012, up $629 million from September 30, 2012, due in part to the previously described MSR valuation adjustment related to MSR sales.

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Global Wealth and Investment Management (GWIM)

	Three Months Ended		Year Ended
(Dollars in millions)	December 31 2012	December 31 2011	December 31 2012	December 31 2011
Total revenue, net of interest expense, FTE basis	$4,194	$3,943	$16,517	$16,495
Provision for credit losses	112	118	266	398
Noninterest expense	3,195	3,392	12,755	13,383
Net income	$578	$272	$2,223	$1,718
Return on average equity	12.43%	6.22%	12.53%	9.90%
Return on average economic capital[1]	28.46	16.02	30.52	25.46
Average loans and leases	$103,785	$97,722	$100,456	$96,974
Average deposits	249,658	237,098	242,384	241,535
(Dollars in billions)			At December 31, 2012	At December 31, 2011
Assets under management			$698.1	$635.6
Total client balances[2]			2,166.7	2,030.5

[1]	Return on average economic capital is a non-GAAP financial measure. For reconciliation to GAAP financial measures, refer to pages 25-28 of this press release.

[2]	Total client balances are defined as assets under management, assets in custody, client brokerage assets, client deposits and loans.

Business Highlights

•	Record net income of $578 million for the quarter and $2.2 billion for the year, up 29 percent from full-year 2011.

•	Record asset management fees of $1.6 billion for the quarter and $6.1 billion for the year.

•
Client activity was strong in 2012. For the full year, period-end deposit balances increased $25.6 billion, up 11 percent from the year-ago quarter to a record $266.2 billion; period-end loan balances grew $7.3 billion, or 7 percent, to a record $105.9 billion; and long-term AUM flows were $26.4 billion for the year. Fourth-quarter 2012 long-term AUM flows of $9.1 billion were the 14th consecutive quarter of positive flows.

Financial Overview

Global Wealth and Investment Management net income rose $306 million from the fourth quarter of 2011 to $578 million due to higher revenue and lower noninterest expense. Revenue increased 6 percent to $4.2 billion, driven by higher asset management fees due to higher market levels and long-term AUM flows, as well as higher brokerage transactional revenue. The pretax margin was 21 percent for both the fourth quarter of 2012 and full-year 2012, up from 11 percent in the year-ago quarter and 16 percent for the full-year 2011.

Noninterest expense decreased 6 percent from the year-ago quarter to $3.2 billion, due to lower FDIC expense and lower litigation and other related expenses, partially offset by higher revenue-related compensation. The provision for credit losses was $112 million which was relatively flat compared to $118 million in the year-ago quarter.

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Client balances rose 7 percent to $2.17 trillion driven by higher market levels and net inflows, driven by client activity in long-term AUM, deposits and loans. Assets under management rose $62.5 billion from the fourth quarter of 2011 to $698.1 billion, driven by higher market levels and long-term AUM flows.

Global Banking

	Three Months Ended		Year Ended
(Dollars in millions)	December 31 2012	December 31 2011	December 31 2012	December 31 2011
Total revenue, net of interest expense, FTE basis	$4,326	$4,002	$17,207	$17,312
Provision for credit losses	180	(256)	(103)	(1,118)
Noninterest expense	1,946	2,136	8,308	8,884
Net income	$1,432	$1,337	$5,725	$6,046
Return on average equity	12.47%	11.51%	12.47%	12.76%
Return on average economic capital[1]	27.32	25.06	27.21	26.59
Average loans and leases	$278,218	$276,850	$272,625	$265,568
Average deposits	268,045	240,757	249,317	237,312

[1]	Return on average economic capital is a non-GAAP financial measure. For reconciliation to GAAP financial measures, refer to pages 25-28 of this press release.

Business Highlights

•
BofA Merrill was ranked No. 2 globally in investment banking fees for both the fourth quarter and the full year of 2012, according to Dealogic. Based on deal volumes for the year, BofA Merrill was ranked among the top three banks in high-yield corporate debt, leveraged loans, investment-grade corporate debt, asset-backed securities and syndicated loans. Debt issuance fees of approximately $1.1 billion during the fourth quarter of 2012 were the highest since the merger between Bank of America and Merrill Lynch.

•
Period-end loan and lease balances increased $10.1 billion, or 4 percent from the year-ago quarter, to $288.3 billion at the end of the fourth quarter of 2012, with growth in the commercial and industrial and leasing portfolios.

•	Period-end deposits rose to $269.7 billion at the end of the fourth quarter of 2012 from $246.4 billion at the end of the fourth quarter of 2011.

Financial Overview

Global Banking net income of $1.4 billion was up $95 million from the year-ago quarter, as higher revenue and a decline in noninterest expense were partially offset by an increase in provision expense. Revenue of $4.3 billion was up 8 percent from the year-ago quarter, primarily due to higher investment banking fees and net interest income.

Firmwide investment banking fees of $1.6 billion, excluding self-led deals, increased $587 million, or 58 percent from the year-ago quarter, mainly due to a 84 percent increase in debt underwriting fees, a record performance since the merger between Bank of America and Merrill Lynch. Global Banking investment banking fees, excluding self-led deals, were

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$842 million in the fourth quarter of 2012 compared to $629 million in the year-ago quarter. Global Corporate Banking revenue of $1.4 billion and Global Commercial Banking revenue of $2.0 billion remained relatively unchanged compared to the year-ago quarter. Business Lending revenue of $1.8 billion and Treasury Services revenue of $1.6 billion remained in line with the year-ago quarter.

The provision for credit losses was $180 million in the fourth quarter of 2012, compared to $68 million in the third quarter of 2012 and a benefit of $256 million in the prior-year quarter. The increase from the prior quarter was driven primarily by the impact of regulatory guidance on consumer dealer finance loans discharged from bankruptcy and commercial loan growth. Compared to the year-ago quarter, provision expense increased primarily due to lower reserve releases as asset quality stabilized in the portfolio. Noninterest expense was $1.9 billion, down 9 percent from the year-ago quarter, primarily from lower personnel-related and operating expenses.

Global Markets

	Three Months Ended		Year Ended
(Dollars in millions)	December 31 2012	December 31 2011	December 31 2012	December 31 2011
Total revenue, net of interest expense, FTE basis	$2,844	$1,807	$13,519	$14,798
Total revenue, net of interest expense, FTE basis, excluding DVA[1]	3,120	2,281	15,967	13,797
Provision for credit losses	16	(18)	3	(56)
Noninterest expense	2,498	2,895	10,839	12,244
Net income (loss)	$152	$(768)	$1,054	$988
Net income (loss), excluding DVA and U.K. tax[1]	326	(469)	3,377	1,131
Return on average equity[2]	3.39%	n/m	5.99%	4.36%
Return on average economic capital[3]	4.63	n/m	8.20	5.54
Total average assets	$628,449	$552,911	$588,459	$590,474

[1]
Total revenue, net of interest expense, on an FTE basis excluding DVA is a non-GAAP financial measure. DVA gains (losses) were $(276) million and $(474) million for the three months ended December 31, 2012 and 2011, and $(2.4) billion and $1.0 billion for the years ended December 31, 2012 and 2011. U.K. corporate tax rate adjustments were $781 million and $774 million for the years ended December 31, 2012 and 2011.

[2]	Return on average equity, excluding DVA and U.K. corporate tax rate adjustments was 19.19% and 4.99% for the years ended December 31, 2012 and 2011.

[3]
Return on average economic capital is a non-GAAP financial measure. Return on average economic capital excluding DVA and the U.K. corporate tax rate adjustments was 26.14% and 6.34% for the years ended December 31, 2012 and 2011. For reconciliation to GAAP financial measures, refer to pages 25-28 of this press release.

n/m = not meaningful

Business Highlights

•
Total revenue, excluding the impact of DVAE, increased 37 percent in the fourth quarter of 2012 to $3.1 billion from $2.3 billion in the fourth quarter of 2011. Sales and trading revenue, excluding the impact of DVAE, was $2.5 billion in the fourth quarter of 2012, compared to $2.0 billion in the fourth quarter of 2011.

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Financial Overview

Global Markets reported net income in the fourth quarter of 2012 of $152 million, compared to a net loss of $768 million in the year-ago quarter. Excluding DVAE losses, net income was $326 million in the fourth quarter of 2012, compared to net income of $789 million in the third quarter of 2012 (excluding the impact of the U.K. tax rate change) and a net loss of $469 million in the year-ago quarter.

Global Markets revenue increased $1.0 billion from the year-ago quarter to $2.8 billion. Excluding DVAE, revenue increased $839 million to $3.1 billion driven by higher sales and trading revenue and an increase in debt issuance activity. The current quarter included DVA losses of $276 million, compared to DVA losses of $474 million in the year-ago quarter.

Fixed Income, Currency and Commodities (FICC) sales and trading revenue, excluding DVAF, was $1.8 billion in the fourth quarter of 2012, an increase of $485 million from the year-ago quarter, driven by credit businesses which benefited from improved credit markets in Europe and in the financial sector. Equities sales and trading revenue, excluding DVAF, was $713 million, an increase of $61 million from the year-ago quarter due to increased client balances in financing and improved trading performance in derivatives.

Noninterest expense declined to $2.5 billion from $2.9 billion in the year-ago quarter, primarily driven by a decrease in personnel-related expense.

All Other1

	Three Months Ended		Year Ended
(Dollars in millions)	December 31 2012	December 31 2011	December 31 2012	December 31 2011
Total revenue, net of interest expense, FTE basis	$(145)	$4,513	$(790)	$16,095
Provision for credit losses	448	792	2,620	6,172
Noninterest expense	971	2,101	6,092	6,253
Net income (loss)	$864	$1,350	$(3,628)	$4,712
Total average loans	245,820	277,744	258,012	289,010

[1]
All Other consists of ALM activities, equity investments, liquidating businesses and other. ALM activities encompass the whole-loan residential mortgage portfolio and investment securities, interest rate and foreign currency risk management activities including the residual net interest income allocation, gains/losses on structured liabilities, and the impact of certain allocation methodologies and accounting hedge ineffectiveness. Equity Investments includes Global Principal Investments, strategic and certain other investments. Other includes certain residential mortgage and discontinued real estate loans that are managed by Legacy Assets & Servicing within CRES.

All Other reported net income of $864 million in the fourth quarter of 2012, compared to net income of $1.4 billion for the year-ago quarter, as a reduction in revenue was partially offset by lower provision for credit losses, lower noninterest expense and the income tax benefit related to the recognition of certain foreign tax credits.

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The decline in revenue was primarily driven by lower equity investment income, $1.2 billion in gains related to exchanges of trust preferred securities in the year-ago quarter and a decrease of $1.0 billion in gains on the sale of debt securities from the fourth quarter of 2011. This decline was partially offset by lower negative FVO adjustments in the most recent quarter compared to a year ago. Negative FVO adjustments totaled $442 million in the fourth quarter of 2012, compared to a negative $814 million in the fourth quarter of 2011.

Equity investment income was $570 million in the fourth quarter of 2012, compared to $3.1 billion in the year-ago quarter. The fourth quarter of 2012 included a $370 million gain on the sale of our interest in the Japanese brokerage joint venture and the year-ago period included a $2.9 billion gain on the sale of a portion of the company's investment in CCB. Gains on the sale of debt securities totaled $116 million in the fourth quarter of 2012, down from $1.1 billion in the year-ago quarter.

The decrease in the provision for credit losses was driven primarily by the impact of an improved home price outlook on the discontinued real estate and residential mortgage PCI portfolios driving reserve reductions in the current quarter compared to reserve builds a year ago. Noninterest expense decreased compared to the fourth quarter of 2011 as the year-ago period included a $581 million goodwill impairment charge in the European consumer card business.

Corporate Overview

Revenue and Expense

	Three Months Ended		Year Ended
(Dollars in millions, except per share data)	December 31 2012	December 31 2011	December 31 2012	December 31 2011
Net interest income, FTE basis[1]	$10,555	$10,959	$41,557	$45,588
Noninterest income	8,336	14,187	42,678	48,838
Total revenue, net of interest expense, FTE basis	18,891	25,146	84,235	94,426
Total revenue, net of interest expense, FTE basis, excluding DVA and FVO[2]	19,610	26,434	91,819	90,106
Provision for credit losses	2,204	2,934	8,169	13,410
Noninterest expense[3]	18,360	18,941	72,093	77,090
Goodwill impairment charges	—	581	—	3,184
Net income	$732	$1,991	$4,188	$1,446
Diluted earnings per common share	$0.03	$0.15	$0.25	$0.01

[1]
Fully taxable-equivalent (FTE) basis is a non-GAAP financial measure. For reconciliation to GAAP financial measures, refer to pages 25-28 of this press release. Net interest income on a GAAP basis was $10.3 billion and $10.7 billion for the three months ended December 31, 2012 and 2011, and $40.7 billion and $44.6 billion for the years ended December 31, 2012 and 2011. Total revenue, net of interest expense, on a GAAP basis, was $18.7 billion and $24.9 billion for the three months ended December 31, 2012 and 2011, and $83.3 billion and $93.5 billion for the years ended December 31, 2012 and 2011.

[2]
Total revenue, net of interest expense, on an FTE basis excluding DVA and FVO adjustments is a non-GAAP financial measure. DVA gains (losses) were $(277) million and $(474) million for the three months ended December 31, 2012 and 2011 and $(2.5) billion and $1.0 billion for the years ended December 31, 2012 and 2011. Valuation gains (losses) related to FVO were $(442) million and $(814) million for the three months ended December 31, 2012 and 2011, and $(5.1) billion and $3.3 billion for the years ended December 31, 2012 and 2011.

[3]
Excludes goodwill impairment charges of $581 million for the three months ended December 31, 2011, and $3.2 billion for the year ended December 31, 2011. Noninterest expense, excluding goodwill impairment charges, is a non-GAAP financial measure.

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Revenue, net of interest expense, on an FTE basis was $18.9 billion, down from $25.1 billion in the fourth quarter of 2011, driven largely by mortgage banking losses as a result of the recently announced settlements with Fannie Mae, lower equity investment income, reduced gains on the sale of debt securities and lower other income. These decreases were partially offset by higher investment banking income and increased trading account profits.

Fourth-quarter 2012 revenue, net of interest expense, on an FTE basis, excluding $0.7 billion of debit valuation adjustments and fair value option adjustments, was $19.6 billion; excluding $3.0 billion of Fannie Mae settlement-related provisions for representations and warranties and obligations related to mortgage insurance rescissions related to settlement agreements with Fannie Mae revenue, net of interest expense, on an FTE basis was $22.6 billionB.

Net interest income, on an FTE basis, totaled $10.6 billion in the fourth quarter of 2012, compared to $10.2 billion in the third quarter of 2012 and $11.0 billion in the fourth quarter of 2011B. The decline from the year-ago quarter was due to the impact of lower consumer loan balances and the Asset and Liability Management (ALM) portfolio recouponing at lower rates, partially offset by ongoing reductions in long-term debt balances and lower rates paid on deposits. Net interest income in the fourth quarter of 2012 also included unfavorable market-related premium amortization expense of $61 million.

Net interest margin was 2.35 percent in the fourth quarter of 2012, compared to 2.32 percent in the third quarter of 2012 and 2.45 percent in the fourth quarter of 2011.

Noninterest income decreased $5.9 billion from the year-ago quarter, driven largely by mortgage banking losses as a result of Fannie Mae settlement-related provisions of $2.5 billion for representations and warranties and $0.5 billion for obligations related to mortgage insurance rescissions, and a $2.9 billion gain related to the sale of a portion of the company's investment in CCB in the year-ago quarter.

Equity investment income was down $2.5 billion from the fourth quarter of 2011, reflecting the impact of the CCB gain mentioned above. In addition, other income decreased as the year-ago quarter included $1.2 billion of gains related to liability management activities, partially offset by lower negative FVO adjustments of $442 million in the fourth quarter of 2012, compared to a negative $814 million in the fourth quarter of 2011. Results in the fourth quarter of 2012 were also impacted by DVA losses of $277 million, compared to losses of $474 million in the year-ago quarter. Gains on the sale of debt securities totaled $171 million in the fourth quarter of 2012, down from $1.2 billion in the year-ago quarter.

Noninterest expense decreased $1.2 billion compared to the year-ago quarter primarily as a result of a decrease in personnel expense as the company continues to streamline processes and achieve cost savings. Also, the year-ago period included a $581 million goodwill impairment charge. Other general operating expense in the current quarter included $1.1 billion to cease the IFR. Litigation expense was $916 million in the fourth quarter of 2012, compared to $1.8 billion in the fourth quarter of 2011.

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Income tax benefit for the fourth quarter of 2012 was $2.6 billion on a $1.9 billion pretax loss and included a $1.3 billion net income tax benefit primarily from the recognition of foreign tax credits of certain non-U.S. subsidiaries. This compares to income tax expense of $441 million on $2.4 billion of pretax income in the year-ago quarter.

Credit Quality

	Three Months Ended		Year Ended
(Dollars in millions)	December 31 2012	December 31 2011	December 31 2012	December 31 2011
Provision for credit losses	$2,204	$2,934	$8,169	$13,410
Net charge-offs	3,104	4,054	14,908	20,833
Net charge-off ratio[1]	1.40%	1.74%	1.67%	2.24%
			December 31 2012	December 31 2011
Nonperforming loans, leases and foreclosed properties			$23,555	$27,708
Nonperforming loans, leases and foreclosed properties ratio[2]			2.62%	3.01%
Allowance for loan and lease losses			$24,179	$33,783
Allowance for loan and lease losses ratio[3]			2.69%	3.68%

[1]	Net charge-off ratios are calculated as net charge-offs divided by average outstanding loans and leases during the period; quarterly results are annualized.

[2]
Nonperforming loans, leases and foreclosed properties ratios are calculated as nonperforming loans, leases and foreclosed properties divided by outstanding loans, leases and foreclosed properties at the end of the period.

[3]	Allowance for loan and lease losses ratios are calculated as allowance for loan and lease losses divided by loans and leases outstanding at the end of the period.
Note: Ratios do not include loans measured under the fair value option.

Credit quality continued to improve in the fourth quarter of 2012, with net charge-offs declining across nearly all major portfolios and the provision for credit losses decreasing significantly from a year ago. Additionally, 30+ day performing delinquent loans, excluding fully insured loans, declined across all major consumer portfolios, and reservable criticized balances also continued to decline, down 42 percent from the year-ago period.

Net charge-offs of $3.1 billion in the fourth quarter of 2012 decreased $1.0 billion from the third quarter of 2012 and declined $950 million from the fourth quarter of 2011. The decline from the prior quarter was due to the absence of $435 million in charge-offs related to the National Mortgage Settlement and $478 million related to the impact of a change in regulatory guidance regarding the treatment of loans discharged in bankruptcy. Excluding these impacts, the decline was driven primarily by lower delinquencies in the Card Services portfolio. The improvement from a year ago was driven by credit quality improvement across nearly all major portfolios.

The provision for credit losses increased by $430 million in the fourth quarter of 2012 to $2.2 billion compared to the third quarter of 2012 and declined $730 million from $2.9 billion in the fourth quarter of 2011. The provision for credit losses in the fourth quarter of 2012 was $900 million lower than net charge-offs, resulting in a reduction in the allowance for credit losses. This included a $430 million benefit in the PCI portfolio due to an improved

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home price outlook. The remaining reduction was driven primarily by improvement in bankruptcies and delinquencies across the Card Services portfolio.

The allowance for loan and lease losses to annualized net charge-off coverage ratio was 1.96 times in the fourth quarter of 2012, compared with 1.60 times in the third quarter of 2012 and 2.10 times in the fourth quarter of 2011. The increase from the third quarter of 2012 was due to the net charge-off events noted above. Excluding PCI loans, the allowance to annualized net charge-off coverage ratio was 1.51 times, 1.17 times and 1.57 times for the same periods, respectively.

Nonperforming loans, leases and foreclosed properties were $23.6 billion at December 31, 2012, a decrease from $24.9 billion at September 30, 2012 and $27.7 billion at December 31, 2011.

Capital and Liquidity Management

(Dollars in millions, except per share information)	At December 31 2012	At September 30 2012	At December 31 2011
Total shareholders’ equity	$236,956	$238,606	$230,101
Tier 1 common capital	133,403	136,406	126,690
Tier 1 common capital ratio	11.06%	11.41%	9.86%
Tangible common equity ratio[1]	6.74	6.95	6.64
Common equity ratio	9.87	10.15	9.94
Tangible book value per share[1]	$13.36	$13.48	$12.95
Book value per share	20.24	20.40	20.09

[1]	Tangible common equity ratio and tangible book value per share are non-GAAP financial measures. For reconciliation to GAAP financial measures, refer to pages 25-28 of this press release.

The Tier 1 common capital ratio under Basel 1 was 11.06 percent at December 31, 2012, compared to 11.41 percent at September 30, 2012 and 9.86 percent at December 31, 2011. The Tier 1 capital ratio was 12.89 percent at December 31, 2012, compared to 13.64 percent at September 30, 2012 and 12.40 percent at December 31, 2011. The decline in the Tier 1 common capital ratio (Basel 1) from the third quarter of 2012 was primarily driven by a decline in Tier 1 common capital due to pretax losses and higher risk-weighted assets on commercial loan growth.

As of December 31, 2012, the company's Tier 1 common capital ratio on a Basel 3 fully phased-in basis was estimated at 9.25 percent, up from 8.97 percent at September 30, 2012A. Basel 3 estimates are based on the company's current understanding of the U.S. Basel 3 NPRs, assuming all regulatory model approvals, except for the potential reduction to the risk-weighted assets resulting from the Comprehensive Risk Measure after one year. Under Basel 3, the Tier 1 common capital ratio increased from the estimate for the third quarter of 2012 as the adverse impacts of the pretax losses, the unrealized loss on available-for-sale debt securities that was recognized in other comprehensive income and the increase in threshold deductions were more than offset by lower risk-weighted assets. The decline in risk-weighted assets was primarily due to lower exposures and updates of recent loss experience in our credit models.

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At December 31, 2012, the company's total Global Excess Liquidity Sources were $372 billion, a modest reduction of $6 billion from the fourth quarter of 2011, while long-term debt declined by $96.7 billion from the year-ago period. Time-to-required funding was 33 months at December 31, 2012, compared to 35 months at September 30, 2012 and 29 months at December 31, 2011.

During the fourth quarter of 2012, a cash dividend of $0.01 per common share was paid and the company recorded $365 million in preferred dividends. Period-end common shares issued and outstanding were 10.78 billion and 10.54 billion for the fourth quarter of 2012 and 2011.

------------------------------

A
Basel 3 Tier 1 common capital ratio is a non-GAAP financial measure. For a reconciliation to GAAP financial measures, refer to page 21 of this press release. Basel 3 estimates reflect the company's current understanding of the U.S. Basel 3 NPRs and assume all necessary regulatory model approvals, except for the potential reduction to the risk-weighted assets resulting from the Comprehensive Risk Measure after one year.

B
Fully taxable-equivalent (FTE) basis is a non-GAAP financial measure. Revenue, net of interest expense, on a FTE basis excluding debit valuation adjustments and fair value option adjustments, and also excluding provisions for representations and warranties and mortgage insurance rescissions related to the settlement agreements with Fannie Mae, are non-GAAP financial measures. For reconciliation to GAAP financial measures, refer to pages 25-28 of this press release. Net interest income on a GAAP basis was $10.3 billion and $10.7 billion for the three months ended December 31, 2012 and 2011, and $40.7 billion and $44.6 billion for the years ended December 31, 2012 and 2011. Total revenue, net of interest expense, on a GAAP basis, was $18.7 billion and $24.9 billion for the three months ended December 31, 2012 and 2011, and $83.3 billion and $93.5 billion for the years ended December 31, 2012 and 2011.

C	2006 and 2008 amounts are on a managed basis.

D
Tangible book value per share of common stock is a non-GAAP financial measure. Other companies may define or calculate this measure differently. For a reconciliation to GAAP financial measures, refer to pages 25-28 of this press release.

E
Sales and trading revenue, excluding the impact of DVA, is a non-GAAP financial measure. DVA gains (losses) were $(276) million and $(474) million for the three months ended December 31, 2012 and 2011, and $(2.4) billion and $1.0 billion for the years ended December 31, 2012 and 2011.

F
Fixed Income, Currency and Commodities sales and trading revenue, excluding DVA, is a non-GAAP financial measure. DVA gains(losses) were $(237) million and $(495) million for the three months ended December 31, 2012 and 2011, and $(2.2) billion and $794 million for the years ended December 31, 2012 and 2011. Equities revenue, excluding DVA, is a non-GAAP financial measure. DVA gains (losses) were $(39) million and $21 million for the three months ended December 31, 2012 and 2011, and $(253) million and $207 million for the years ended December 31, 2012 and 2011.

Note: Chief Executive Officer Brian Moynihan and Chief Financial Officer Bruce Thompson will discuss fourth-quarter 2012 results in a conference call at 8:30 a.m. ET today. The presentation and supporting materials can be accessed on the Bank of America Investor Relations Web site at http://investor.bankofamerica.com. For a listen-only connection to the conference call, dial 1.877.200.4456 (U.S.) or 1.785.424.1734 (international) and the conference ID: 79795.

Bank of America
Bank of America is one of the world's largest financial institutions, serving individual consumers, small- and middle-market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk management products and services. The company provides unmatched convenience in the United States, serving approximately 53 million consumer and small business relationships with approximately 5,500 retail banking offices and approximately 16,300 ATMs and award-winning online banking with 30 million active users. Bank of America is among the world's leading wealth management companies and is a global leader in corporate and investment banking and trading across a broad range of asset classes, serving corporations, governments, institutions and individuals around the world. Bank of America offers industry-leading support to approximately 3 million small business owners through a suite of innovative, easy-to-use online products and services. The company serves clients through

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operations in more than 40 countries. Bank of America Corporation stock (NYSE: BAC) is a component of the Dow Jones Industrial Average and is listed on the New York Stock Exchange.

Forward-looking Statements
Bank of America and its management may make certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often use words such as “anticipates,” “targets,” “expects,” “estimates,” “intends,” “plans,” “goals,” “believes” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could.” The forward-looking statements made represent Bank of America's current expectations, plans or forecasts of its future results and revenues, including continued momentum in deposits, first-lien mortgage production, GWIM earnings, commercial loans and investment banking; the company's stated primary focus in 2013 to grow revenue, manage expenses and drive core earnings growth; the estimates of liability and range of possible loss for various representations and warranties claims; actions to be taken pursuant to and effects of the Fannie Mae settlements and the IFR acceleration agreement; and other similar matters. These statements are not guarantees of future results or performance and involve certain risks, uncertainties and assumptions that are difficult to predict and are often beyond Bank of America's control. Actual outcomes and results may differ materially from those expressed in, or implied by, any of these forward-looking statements.

You should not place undue reliance on any forward-looking statement and should consider all of the following uncertainties and risks, as well as those more fully discussed under Item 1A. “Risk Factors” of Bank of America's 2011 Annual Report on Form 10-K, and in any of Bank of America's subsequent SEC filings; the company's ability to obtain required approvals or consents from third parties with respect to the MSR sale agreements, including that there is no assurance that the applicable approvals and consents will be obtained, and accordingly some of these transfers may not be consummated; the company's resolution of remaining differences with the government-sponsored enterprises (GSEs) regarding representations and warranties repurchase claims, including in some cases with respect to mortgage insurance rescissions and foreclosure delays; the company's ability to resolve representations and warranties claims made by monolines and private-label and other investors, including as a result of any adverse court rulings, and the chance that the company could face related servicing, securities, fraud, indemnity or other claims from one or more of the monolines or private-label and other investors; if future representations and warranties losses occur in excess of the company's recorded liability and estimated range of possible loss for GSE and non-GSE exposures; uncertainties about the financial stability of several countries in the European Union (EU), the increasing risk that those countries may default on their sovereign debt or exit the EU and related stresses on financial markets, the euro and the EU and the company's direct and indirect exposures to such risks; the uncertainty regarding the timing and final substance of any capital or liquidity standards, including the final Basel 3 requirements and their implementation for U.S. banks through rulemaking by the Federal Reserve, including anticipated requirements to hold higher levels of regulatory capital, liquidity and meet higher regulatory capital ratios as a result of final Basel 3 or other capital or liquidity standards; the negative impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act on the company's

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businesses and earnings, including as a result of additional regulatory interpretation and rulemaking and the success of the company's actions to mitigate such impacts; the company's satisfaction of its borrower assistance programs under the global settlement agreement with federal agencies and state attorneys general and under the acceleration agreement with the OCC and the Federal Reserve; adverse changes to the company's credit ratings from the major credit rating agencies; estimates of the fair value of certain of the company's assets and liabilities; unexpected claims, damages and fines resulting from pending or future litigation and regulatory proceedings; the company's ability to fully realize the cost savings and other anticipated benefits from Project New BAC, including in accordance with currently anticipated timeframes; and other similar matters.

Forward-looking statements speak only as of the date they are made, and Bank of America undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made.

BofA Global Capital Management Group, LLC (BofA Global Capital Management) is an asset management division of Bank of America Corporation. BofA Global Capital Management entities furnish investment management services and products for institutional and individual investors.

Bank of America Merrill Lynch is the marketing name for the global banking and global markets businesses of Bank of America Corporation. Lending, derivatives and other commercial banking activities are performed by banking affiliates of Bank of America Corporation, including Bank of America, N.A., member FDIC. Securities, financial advisory and other investment banking activities are performed by investment banking affiliates of Bank of America Corporation (Investment Banking Affiliates), including Merrill Lynch, Pierce, Fenner & Smith Incorporated, which are registered broker-dealers and members of FINRA and SIPC. Investment products offered by Investment Banking Affiliates: Are Not FDIC Insured * May Lose Value * Are Not Bank Guaranteed. Bank of America Corporation's broker-dealers are not banks and are separate legal entities from their bank affiliates. The obligations of the broker-dealers are not obligations of their bank affiliates (unless explicitly stated otherwise), and these bank affiliates are not responsible for securities sold, offered or recommended by the broker-dealers. The foregoing also applies to other non-bank affiliates.

For more Bank of America news, visit the Bank of America newsroom at http://newsroom.bankofamerica.com.

www.bankofamerica.com

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Bank of America Corporation and Subsidiaries
Selected Financial Data
(Dollars in millions, except per share data; shares in thousands)

Summary Income Statement	Year Ended December 31		Fourth Quarter 2012	Third Quarter 2012	Fourth Quarter 2011
	2012	2011
Net interest income	$40,656	$44,616	$10,324	$9,938	$10,701
Noninterest income	42,678	48,838	8,336	10,490	14,187
Total revenue, net of interest expense	83,334	93,454	18,660	20,428	24,888
Provision for credit losses	8,169	13,410	2,204	1,774	2,934
Goodwill impairment	—	3,184	—	—	581
Merger and restructuring charges	—	638	—	—	101
All other noninterest expense (1)	72,093	76,452	18,360	17,544	18,840
Income (loss) before income taxes	3,072	(230)	(1,904)	1,110	2,432
Income tax expense (benefit)	(1,116)	(1,676)	(2,636)	770	441
Net income	$4,188	$1,446	$732	$340	$1,991
Preferred stock dividends	1,428	1,361	365	373	407
Net income (loss) applicable to common shareholders	$2,760	$85	$367	$(33)	$1,584

Earnings per common share	$0.26	$0.01	$0.03	$0.00	$0.15
Diluted earnings per common share	0.25	0.01	0.03	0.00	0.15

Summary Average Balance Sheet	Year Ended December 31		Fourth Quarter 2012	Third Quarter 2012	Fourth Quarter 2011
	2012	2011
Total loans and leases	$898,768	$938,096	$893,166	$888,859	$932,898
Debt securities	337,653	337,120	339,779	340,773	332,990
Total earning assets	1,769,969	1,834,659	1,788,936	1,750,275	1,783,986
Total assets	2,191,356	2,296,322	2,210,365	2,173,312	2,207,567
Total deposits	1,047,782	1,035,802	1,078,076	1,049,697	1,032,531
Common shareholders’ equity	216,996	211,709	219,744	217,273	209,324
Total shareholders’ equity	235,677	229,095	238,512	236,039	228,235

Performance Ratios	Year Ended December 31		Fourth Quarter 2012	Third Quarter 2012	Fourth Quarter 2011
	2012	2011
Return on average assets	0.19%	0.06%	0.13%	0.06%	0.36%
Return on average tangible shareholders’ equity (2)	2.60	0.96	1.77	0.84	5.20

Credit Quality	Year Ended December 31		Fourth Quarter 2012	Third Quarter 2012	Fourth Quarter 2011
	2012	2011
Total net charge-offs	$14,908	$20,833	$3,104	$4,122	$4,054
Net charge-offs as a % of average loans and leases outstanding (3)	1.67%	2.24%	1.40%	1.86%	1.74%
Provision for credit losses	$8,169	$13,410	$2,204	$1,774	$2,934

			December 31 2012	September 30 2012	December 31 2011

Total nonperforming loans, leases and foreclosed properties (4)			$23,555	$24,925	$27,708
Nonperforming loans, leases and foreclosed properties as a % of total loans, leases and foreclosed properties (3)			2.62%	2.81%	3.01%
Allowance for loan and lease losses			$24,179	$26,233	$33,783
Allowance for loan and lease losses as a % of total loans and leases outstanding (3)			2.69%	2.96%	3.68%

For footnotes see page 21.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Selected Financial Data
(Dollars in millions, except per share data; shares in thousands)

Capital Management			December 31 2012	September 30 2012	December 31 2011

Risk-based capital (5):
Tier 1 common capital (6)			$133,403	$136,406	$126,690
Tier 1 common capital ratio (6)			11.06%	11.41%	9.86%
Tier 1 leverage ratio			7.36	7.84	7.53
Tangible equity ratio (7)			7.62	7.85	7.54
Tangible common equity ratio (7)			6.74	6.95	6.64

Period-end common shares issued and outstanding			10,778,264	10,777,267	10,535,938

Basel 1 to Basel 3 Reconciliation (8)			December 31 2012	September 30 2012

Regulatory capital – Basel 1 to Basel 3 (fully phased-in)
Basel 1 Tier 1 capital			$155,461	$163,063
Deduction of preferred stock, non-qualifying preferred stock and minority interest in equity accounts of consolidated subsidiaries			(22,058)	(26,657)
Basel 1 Tier 1 common capital			133,403	136,406
Deduction of defined benefit pension assets			(737)	(1,709)
Change in deferred tax asset and other threshold deductions (MSRs and significant investments)			(3,020)	(1,102)
Change in all other deductions, net			(1,020)	1,040
Basel 3 (fully phased-in) Tier 1 common capital			$128,626	$134,635

Risk-weighted assets – Basel 1 to Basel 3 (fully phased-in)
Basel 1			$1,205,660	$1,195,722
Net change in credit and other risk-weighted assets			103,401	216,244
Increase due to market risk amendment			81,811	88,881
Basel 3 (fully phased-in)			$1,390,872	$1,500,847

Tier 1 common capital ratios
Basel 1			11.06%	11.41%
Basel 3 (fully phased-in)			9.25	8.97

	Year Ended December 31		Fourth Quarter 2012	Third Quarter 2012	Fourth Quarter 2011
	2012	2011
Common shares issued (9)	242,326	450,783	997	398	401,506
Average common shares issued and outstanding	10,746,028	10,142,625	10,777,204	10,776,173	10,281,397
Average diluted common shares issued and outstanding	10,840,854	10,254,824	10,884,921	10,776,173	11,124,523
Dividends paid per common share	$0.04	$0.04	$0.01	$0.01	$0.01

Summary Period-End Balance Sheet			December 31 2012	September 30 2012	December 31 2011

Total loans and leases			$907,819	$893,035	$926,200
Total debt securities			336,387	345,847	311,416
Total earning assets			1,788,305	1,756,257	1,704,855
Total assets			2,209,974	2,166,162	2,129,046
Total deposits			1,105,261	1,063,307	1,033,041
Total shareholders’ equity			236,956	238,606	230,101
Common shareholders’ equity			218,188	219,838	211,704
Book value per share of common stock			$20.24	$20.40	$20.09
Tangible book value per share of common stock (2)			13.36	13.48	12.95

(1)	Excludes merger and restructuring charges and goodwill impairment charges.

(2)
Return on average tangible shareholders’ equity and tangible book value per share of common stock are non-GAAP financial measures. We believe the use of these non-GAAP financial measures provides additional clarity in assessing the results of the Corporation. Other companies may define or calculate non-GAAP financial measures differently. See Reconciliations to GAAP Financial Measures on pages 25-28.

(3)	Ratios do not include loans accounted for under the fair value option during the period. Charge-off ratios are annualized for the quarterly presentation.

(4)
Balances do not include past due consumer credit card, consumer loans secured by real estate where repayments are insured by the Federal Housing Administration and individually insured long-term stand-by agreements (fully-insured home loans), and in general, other consumer and commercial loans not secured by real estate; purchased credit-impaired loans even though the customer may be contractually past due; nonperforming loans held-for-sale; nonperforming loans accounted for under the fair value option; and nonaccruing troubled debt restructured loans removed from the purchased credit-impaired portfolio prior to January 1, 2010.

(5)	Reflects preliminary data for current period risk-based capital.

(6)	Tier 1 common equity ratio equals Tier 1 capital excluding preferred stock, trust preferred securities, hybrid securities and minority interest divided by risk-weighted assets.

(7)
Tangible equity ratio equals period-end tangible shareholders’ equity divided by period-end tangible assets. Tangible common equity equals period-end tangible common shareholders’ equity divided by period-end tangible assets. Tangible shareholders’ equity and tangible assets are non-GAAP financial measures. We believe the use of these non-GAAP financial measures provides additional clarity in assessing the results of the Corporation. Other companies may define or calculate non-GAAP financial measures differently. See Reconciliations to GAAP Financial Measures on pages 25-28.

(8)	Basel 3 estimates are based on the U.S. Basel 3 Advanced NPR.

(9)	Includes 400 million of common shares issued as part of the exchange of trust preferred securities and preferred stock during the fourth quarter of 2011.

Certain prior period amounts have been reclassified to conform to current period presentation.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Quarterly Results by Business Segment
(Dollars in millions)
	Fourth Quarter 2012
	Consumer & Business Banking	Consumer Real Estate Services	Global Banking	Global Markets	GWIM	All Other
Total revenue, net of interest expense (FTE basis) (1)	$7,204	$468	$4,326	$2,844	$4,194	$(145)
Provision for credit losses	963	485	180	16	112	448
Noninterest expense	4,121	5,629	1,946	2,498	3,195	971
Net income (loss)	1,428	(3,722)	1,432	152	578	864
Return on average allocated equity	10.48%	n/m	12.47%	3.39%	12.43%	n/m
Return on average economic capital (2)	23.94	n/m	27.32	4.63	28.46	n/m
Balance Sheet
Average
Total loans and leases	$132,421	$97,912	$278,218	n/m	$103,785	$245,820
Total deposits	486,467	n/m	268,045	n/m	249,658	36,939
Allocated equity	54,194	12,525	45,729	$17,859	18,508	89,697
Economic capital (2)	23,777	12,525	20,880	13,210	8,149	n/m
Period end
Total loans and leases	$134,657	$95,972	$288,261	n/m	$105,928	$240,667
Total deposits	498,669	n/m	269,738	n/m	266,188	36,061

	Third Quarter 2012
	Consumer & Business Banking	Consumer Real Estate Services	Global Banking	Global Markets	GWIM	All Other
Total revenue, net of interest expense (FTE basis) (1)	$7,070	$3,096	$4,146	$3,109	$4,083	$(847)
Provision for credit losses	970	264	68	21	61	390
Noninterest expense	4,061	4,223	2,021	2,548	3,128	1,563
Net income (loss)	1,285	(876)	1,296	(359)	562	(1,568)
Return on average allocated equity	9.47%	n/m	11.15%	n/m	12.27%	n/m
Return on average economic capital (2)	21.77	n/m	24.14	n/m	28.81	n/m
Balance Sheet
Average
Total loans and leases	$133,881	$103,708	$267,390	n/m	$101,016	$254,894
Total deposits	480,342	n/m	252,226	n/m	241,411	39,262
Allocated equity	53,982	13,332	46,223	$17,070	18,229	87,203
Economic capital (2)	23,535	13,332	21,371	12,419	7,840	n/m
Period end
Total loans and leases	$133,308	$99,890	$272,052	n/m	$102,390	$251,345
Total deposits	486,857	n/m	260,030	n/m	243,518	37,554

	Fourth Quarter 2011
	Consumer & Business Banking	Consumer Real Estate Services	Global Banking	Global Markets	GWIM	All Other
Total revenue, net of interest expense (FTE basis) (1)	$7,606	$3,275	$4,002	$1,807	$3,943	$4,513
Provision for credit losses	1,297	1,001	(256)	(18)	118	792
Noninterest expense	4,429	4,569	2,136	2,895	3,392	2,101
Net income (loss)	1,242	(1,442)	1,337	(768)	272	1,350
Return on average allocated equity	9.30%	n/m	11.51%	n/m	6.22%	n/m
Return on average economic capital (2)	22.08	n/m	25.06	n/m	16.02	n/m
Balance Sheet
Average
Total loans and leases	$147,150	$116,993	$276,850	n/m	$97,722	$277,744
Total deposits	459,819	n/m	240,757	n/m	237,098	58,946
Allocated equity	53,004	14,757	46,087	$19,806	17,366	77,215
Economic capital (2)	22,417	14,757	21,188	15,154	6,914	n/m
Period end
Total loans and leases	$146,378	$112,359	$278,177	n/m	$98,654	$272,385
Total deposits	464,264	n/m	246,360	n/m	240,540	45,532

(1)
Fully taxable-equivalent basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes.

(2)
Return on average economic capital is calculated as net income adjusted for cost of funds and earnings credits and certain expenses related to intangibles, divided by average economic capital. Economic capital represents allocated equity less goodwill and a percentage of intangible assets (excluding mortgage servicing rights). Economic capital and return on average economic capital are non-GAAP financial measures. We believe the use of these non-GAAP financial measures provides additional clarity in assessing the results of the segments. Other companies may define or calculate these measures differently. See Reconciliations to GAAP Financial Measures on pages 25-28.

n/m = not meaningful

Certain prior period amounts have been reclassified among the segments to conform to current period presentation.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Annual Results by Business Segment
(Dollars in millions)
	Year Ended December 31, 2012
	Consumer & Business Banking	Consumer Real Estate Services	Global Banking	Global Markets	GWIM	All Other
Total revenue, net of interest expense (FTE basis) (1)	$29,023	$8,759	$17,207	$13,519	$16,517	$(790)
Provision for credit losses	3,941	1,442	(103)	3	266	2,620
Noninterest expense	16,793	17,306	8,308	10,839	12,755	6,092
Net income (loss)	5,321	(6,507)	5,725	1,054	2,223	(3,628)
Return on average allocated equity	9.92%	n/m	12.47%	5.99%	12.53%	n/m
Return on average economic capital (2)	23.01	n/m	27.21	8.20	30.52	n/m
Balance Sheet
Average
Total loans and leases	$136,171	$104,754	$272,625	n/m	$100,456	$258,012
Total deposits	477,440	n/m	249,317	n/m	242,384	43,083
Allocated equity	53,646	13,687	45,907	$17,595	17,739	87,103
Economic capital (2)	23,178	13,687	21,053	12,956	7,359	n/m
Period end
Total loans and leases	$134,657	$95,972	$288,261	n/m	$105,928	$240,667
Total deposits	498,669	n/m	269,738	n/m	266,188	36,061

	Year Ended December 31, 2011
	Consumer & Business Banking	Consumer Real Estate Services	Global Banking	Global Markets	GWIM	All Other
Total revenue, net of interest expense (FTE basis) (1)	$32,880	$(3,154)	$17,312	$14,798	$16,495	$16,095
Provision for credit losses	3,490	4,524	(1,118)	(56)	398	6,172
Noninterest expense	17,719	21,791	8,884	12,244	13,383	6,253
Net income (loss)	7,447	(19,465)	6,046	988	1,718	4,712
Return on average allocated equity	14.07%	n/m	12.76%	4.36%	9.90%	n/m
Return on average economic capital (2)	33.52	n/m	26.59	5.54	25.46	n/m
Balance Sheet
Average
Total loans and leases	$153,641	$119,820	$265,568	n/m	$96,974	$289,010
Total deposits	462,087	n/m	237,312	n/m	241,535	62,582
Allocated equity	52,908	16,202	47,384	$22,671	17,352	72,578
Economic capital (2)	22,273	14,852	22,761	18,046	6,866	n/m
Period end
Total loans and leases	$146,378	$112,359	$278,177	n/m	$98,654	$272,385
Total deposits	464,264	n/m	246,360	n/m	240,540	45,532

(1)
Fully taxable-equivalent basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes.

(2)
Return on average economic capital is calculated as net income adjusted for cost of funds and earnings credits and certain expenses related to intangibles, divided by average economic capital. Economic capital represents allocated equity less goodwill and a percentage of intangible assets (excluding mortgage servicing rights). Economic capital and return on average economic capital are non-GAAP financial measures. We believe the use of these non-GAAP financial measures provides additional clarity in assessing the results of the segments. Other companies may define or calculate these measures differently. See Reconciliations to GAAP Financial Measures on pages 25-28.

n/m = not meaningful

Certain prior period amounts have been reclassified among the segments to conform to the current period presentation.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Supplemental Financial Data
(Dollars in millions)
Fully taxable-equivalent (FTE) basis data (1)	Year Ended December 31		Fourth Quarter 2012	Third Quarter 2012	Fourth Quarter 2011
	2012	2011
Net interest income	$41,557	$45,588	$10,555	$10,167	$10,959
Total revenue, net of interest expense	84,235	94,426	18,891	20,657	25,146
Net interest yield (2)	2.35%	2.48%	2.35%	2.32%	2.45%
Efficiency ratio	85.59	85.01	97.19	84.93	77.64

Other Data			December 31 2012	September 30 2012	December 31 2011
Number of banking centers - U.S.			5,478	5,540	5,702
Number of branded ATMs - U.S.			16,347	16,253	17,756
Ending full-time equivalent employees			267,190	272,594	281,791

(1)
FTE basis is a non-GAAP financial measure. FTE basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes. See Reconciliations to GAAP Financial Measures on pages 25-28.

(2)
Calculation includes fees earned on overnight deposits placed with the Federal Reserve and, beginning in the third quarter of 2012, deposits, primarily overnight, placed with certain non-U.S. central banks of $189 million and $186 million for the years ended December 31, 2012 and 2011; $42 million and $48 million for the fourth and third quarters of 2012, respectively, and $36 million for the fourth quarter of 2011.

Certain prior period amounts have been reclassified to conform to current period presentation.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Reconciliations to GAAP Financial Measures
(Dollars in millions)

The Corporation evaluates its business based on a fully taxable-equivalent basis, a non-GAAP financial measure. The Corporation believes managing the business with net interest income on a fully taxable-equivalent basis provides a more accurate picture of the interest margin for comparative purposes. Total revenue, net of interest expense, includes net interest income on a fully taxable-equivalent basis and noninterest income. The Corporation views related ratios and analyses (i.e., efficiency ratios and net interest yield) on a fully taxable-equivalent basis. To derive the fully taxable-equivalent basis, net interest income is adjusted to reflect tax-exempt income on an equivalent before-tax basis with a corresponding increase in income tax expense. This measure ensures comparability of net interest income arising from taxable and tax-exempt sources. The efficiency ratio measures the costs expended to generate a dollar of revenue, and net interest yield evaluates the basis points the Corporation earns over the cost of funds.

The Corporation also evaluates its business based on the following ratios that utilize tangible equity, a non-GAAP financial measure. Return on average tangible common shareholders’ equity measures the Corporation’s earnings contribution as a percentage of average common shareholders’ equity less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. Return on average tangible shareholders’ equity measures the Corporation’s earnings contribution as a percentage of average shareholders’ equity less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. The tangible common equity ratio represents ending common shareholders’ equity less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities divided by total assets less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. The tangible equity ratio represents total ending shareholders’ equity less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities divided by total assets less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. Tangible book value per common share represents ending common shareholders’ equity less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities divided by ending common shares outstanding. These measures are used to evaluate the Corporation’s use of equity (i.e., capital). In addition, profitability, relationship and investment models all use return on average tangible shareholders’ equity as key measures to support our overall growth goals.
In addition, the Corporation evaluates its business segment results based on return on average economic capital, a non-GAAP financial measure. Return on average economic capital for the segments is calculated as net income adjusted for cost of funds and earnings credits and certain expenses related to intangibles, divided by average economic capital. Economic capital represents average allocated equity less goodwill and a percentage of intangible assets (excluding mortgage servicing rights). It also believes the use of this non-GAAP financial measure provides additional clarity in assessing the segments.
In certain presentations, earnings and diluted earnings per common share, the efficiency ratio, return on average assets, return on common shareholders’ equity, return on average tangible common shareholders’ equity and return on average tangible shareholders’ equity are calculated excluding the impact of goodwill impairment charges of $581 million and $2.6 billion recorded in the fourth and second quarters of 2011. Accordingly, these are non-GAAP financial measures.
See the tables below and on pages 26-28 for reconciliations of these non-GAAP financial measures with financial measures defined by GAAP for the three months ended December 31, 2012, September 30, 2012 and December 31, 2011, and the years ended December 31, 2012 and 2011. The Corporation believes the use of these non-GAAP financial measures provides additional clarity in assessing the results of the Corporation. Other companies may define or calculate supplemental financial data differently.

	Year Ended December 31		Fourth Quarter 2012	Third Quarter 2012	Fourth Quarter 2011
	2012	2011
Reconciliation of net interest income to net interest income on a fully taxable-equivalent basis

Net interest income	$40,656	$44,616	$10,324	$9,938	$10,701
Fully taxable-equivalent adjustment	901	972	231	229	258
Net interest income on a fully taxable-equivalent basis	$41,557	$45,588	$10,555	$10,167	$10,959

Reconciliation of total revenue, net of interest expense to total revenue, net of interest expense on a fully taxable-equivalent basis

Total revenue, net of interest expense	$83,334	$93,454	$18,660	$20,428	$24,888
Fully taxable-equivalent adjustment	901	972	231	229	258
Total revenue, net of interest expense on a fully taxable-equivalent basis	$84,235	$94,426	$18,891	$20,657	$25,146

Reconciliation of total noninterest expense to total noninterest expense, excluding goodwill impairment charges

Total noninterest expense	$72,093	$80,274	$18,360	$17,544	$19,522
Goodwill impairment charges	—	(3,184)	—	—	(581)
Total noninterest expense, excluding goodwill impairment charges	$72,093	$77,090	$18,360	$17,544	$18,941

Reconciliation of income tax expense (benefit) to income tax expense (benefit) on a fully taxable-equivalent basis

Income tax expense (benefit)	$(1,116)	$(1,676)	$(2,636)	$770	$441
Fully taxable-equivalent adjustment	901	972	231	229	258
Income tax expense (benefit) on a fully taxable-equivalent basis	$(215)	$(704)	$(2,405)	$999	$699

Reconciliation of net income to net income, excluding goodwill impairment charges

Net income	$4,188	$1,446	$732	$340	$1,991
Goodwill impairment charges	—	3,184	—	—	581
Net income, excluding goodwill impairment charges	$4,188	$4,630	$732	$340	$2,572

Reconciliation of net income (loss) applicable to common shareholders to net income (loss) applicable to common shareholders, excluding goodwill impairment charges

Net income (loss) applicable to common shareholders	$2,760	$85	$367	$(33)	$1,584
Goodwill impairment charges	—	3,184	—	—	581
Net income (loss) applicable to common shareholders, excluding goodwill impairment charges	$2,760	$3,269	$367	$(33)	$2,165

Certain prior period amounts have been reclassified to conform to current period presentation.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Reconciliations to GAAP Financial Measures (continued)
(Dollars in millions)
	Year Ended December 31		Fourth Quarter 2012	Third Quarter 2012	Fourth Quarter 2011
	2012	2011
Reconciliation of average common shareholders’ equity to average tangible common shareholders’ equity

Common shareholders’ equity	$216,996	$211,709	$219,744	$217,273	$209,324
Goodwill	(69,974)	(72,334)	(69,976)	(69,976)	(70,647)
Intangible assets (excluding mortgage servicing rights)	(7,366)	(9,180)	(6,874)	(7,194)	(8,566)
Related deferred tax liabilities	2,593	2,898	2,490	2,556	2,775
Tangible common shareholders’ equity	$142,249	$133,093	$145,384	$142,659	$132,886

Reconciliation of average shareholders’ equity to average tangible shareholders’ equity

Shareholders’ equity	$235,677	$229,095	$238,512	$236,039	$228,235
Goodwill	(69,974)	(72,334)	(69,976)	(69,976)	(70,647)
Intangible assets (excluding mortgage servicing rights)	(7,366)	(9,180)	(6,874)	(7,194)	(8,566)
Related deferred tax liabilities	2,593	2,898	2,490	2,556	2,775
Tangible shareholders’ equity	$160,930	$150,479	$164,152	$161,425	$151,797

Reconciliation of period-end common shareholders’ equity to period-end tangible common shareholders’ equity

Common shareholders’ equity	$218,188	$211,704	$218,188	$219,838	$211,704
Goodwill	(69,976)	(69,967)	(69,976)	(69,976)	(69,967)
Intangible assets (excluding mortgage servicing rights)	(6,684)	(8,021)	(6,684)	(7,030)	(8,021)
Related deferred tax liabilities	2,428	2,702	2,428	2,494	2,702
Tangible common shareholders’ equity	$143,956	$136,418	$143,956	$145,326	$136,418

Reconciliation of period-end shareholders’ equity to period-end tangible shareholders’ equity

Shareholders’ equity	$236,956	$230,101	$236,956	$238,606	$230,101
Goodwill	(69,976)	(69,967)	(69,976)	(69,976)	(69,967)
Intangible assets (excluding mortgage servicing rights)	(6,684)	(8,021)	(6,684)	(7,030)	(8,021)
Related deferred tax liabilities	2,428	2,702	2,428	2,494	2,702
Tangible shareholders’ equity	$162,724	$154,815	$162,724	$164,094	$154,815

Reconciliation of period-end assets to period-end tangible assets

Assets	$2,209,974	$2,129,046	$2,209,974	$2,166,162	$2,129,046
Goodwill	(69,976)	(69,967)	(69,976)	(69,976)	(69,967)
Intangible assets (excluding mortgage servicing rights)	(6,684)	(8,021)	(6,684)	(7,030)	(8,021)
Related deferred tax liabilities	2,428	2,702	2,428	2,494	2,702
Tangible assets	$2,135,742	$2,053,760	$2,135,742	$2,091,650	$2,053,760

Book value per share of common stock

Common shareholders’ equity	$218,188	$211,704	$218,188	$219,838	$211,704
Ending common shares issued and outstanding	10,778,264	10,535,938	10,778,264	10,777,267	10,535,938
Book value per share of common stock	$20.24	$20.09	$20.24	$20.40	$20.09

Tangible book value per share of common stock

Tangible common shareholders’ equity	$143,956	$136,418	$143,956	$145,326	$136,418
Ending common shares issued and outstanding	10,778,264	10,535,938	10,778,264	10,777,267	10,535,938
Tangible book value per share of common stock	$13.36	$12.95	$13.36	$13.48	$12.95

Certain prior period amounts have been reclassified to conform to current period presentation.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Reconciliations to GAAP Financial Measures (continued)
(Dollars in millions)
	Year Ended December 31		Fourth Quarter 2012	Third Quarter 2012	Fourth Quarter 2011
	2012	2011
Reconciliation of return on average economic capital

Consumer & Business Banking

Reported net income	$5,321	$7,447	$1,428	$1,285	$1,242
Adjustment related to intangibles (1)	13	20	3	3	5
Adjusted net income	$5,334	$7,467	$1,431	$1,288	$1,247

Average allocated equity	$53,646	$52,908	$54,194	$53,982	$53,004
Adjustment related to goodwill and a percentage of intangibles	(30,468)	(30,635)	(30,417)	(30,447)	(30,587)
Average economic capital	$23,178	$22,273	$23,777	$23,535	$22,417

Consumer Real Estate Services

Reported net loss	$(6,507)	$(19,465)	$(3,722)	$(876)	$(1,442)
Adjustment related to intangibles (1)	—	—	—	—	—
Goodwill impairment charge	—	2,603	—	—	—
Adjusted net loss	$(6,507)	$(16,862)	$(3,722)	$(876)	$(1,442)

Average allocated equity	$13,687	$16,202	$12,525	$13,332	$14,757
Adjustment related to goodwill and a percentage of intangibles (excluding mortgage servicing rights)	—	(1,350)	—	—	—
Average economic capital	$13,687	$14,852	$12,525	$13,332	$14,757

Global Banking

Reported net income	$5,725	$6,046	$1,432	$1,296	$1,337
Adjustment related to intangibles (1)	4	6	1	1	1
Adjusted net income	$5,729	$6,052	$1,433	$1,297	$1,338

Average allocated equity	$45,907	$47,384	$45,729	$46,223	$46,087
Adjustment related to goodwill and a percentage of intangibles	(24,854)	(24,623)	(24,849)	(24,852)	(24,899)
Average economic capital	$21,053	$22,761	$20,880	$21,371	$21,188

Global Markets

Reported net income (loss)	$1,054	$988	$152	$(359)	$(768)
Adjustment related to intangibles (1)	9	12	2	2	3
Adjusted net income (loss)	$1,063	$1,000	$154	$(357)	$(765)

Average allocated equity	$17,595	$22,671	$17,859	$17,070	$19,806
Adjustment related to goodwill and a percentage of intangibles	(4,639)	(4,625)	(4,649)	(4,651)	(4,652)
Average economic capital	$12,956	$18,046	$13,210	$12,419	$15,154

Global Wealth & Investment Management

Reported net income	$2,223	$1,718	$578	$562	$272
Adjustment related to intangibles (1)	23	30	5	6	7
Adjusted net income	$2,246	$1,748	$583	$568	$279

Average allocated equity	$17,739	$17,352	$18,508	$18,229	$17,366
Adjustment related to goodwill and a percentage of intangibles	(10,380)	(10,486)	(10,359)	(10,389)	(10,452)
Average economic capital	$7,359	$6,866	$8,149	$7,840	$6,914

For footnote see page 28.

Certain prior period amounts have been reclassified to conform to current period presentation.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Reconciliations to GAAP Financial Measures (continued)
(Dollars in millions)
	Year Ended December 31		Fourth Quarter 2012	Third Quarter 2012	Fourth Quarter 2011
	2012	2011
Consumer & Business Banking

Deposits

Reported net income	$917	$1,217	$216	$207	$154
Adjustment related to intangibles (1)	1	3	—	—	1
Adjusted net income	$918	$1,220	$216	$207	$155

Average allocated equity	$24,329	$23,734	$25,076	$25,047	$23,861
Adjustment related to goodwill and a percentage of intangibles	(17,924)	(17,948)	(17,915)	(17,920)	(17,939)
Average economic capital	$6,405	$5,786	$7,161	$7,127	$5,922

Card Services

Reported net income	$4,061	$5,811	$1,099	$994	$1,028
Adjustment related to intangibles (1)	12	17	3	3	4
Adjusted net income	$4,073	$5,828	$1,102	$997	$1,032

Average allocated equity	$20,578	$21,127	$20,652	$20,463	$20,610
Adjustment related to goodwill and a percentage of intangibles	(10,447)	(10,589)	(10,405)	(10,429)	(10,549)
Average economic capital	$10,131	$10,538	$10,247	$10,034	$10,061

Business Banking

Reported net income	$343	$419	$113	$84	$60
Adjustment related to intangibles (1)	—	—	—	—	—
Adjusted net income	$343	$419	$113	$84	$60

Average allocated equity	$8,739	$8,047	$8,466	$8,472	$8,533
Adjustment related to goodwill and a percentage of intangibles	(2,097)	(2,098)	(2,097)	(2,098)	(2,099)
Average economic capital	$6,642	$5,949	$6,369	$6,374	$6,434

(1)	Represents cost of funds, earnings credits and certain expenses related to intangibles.

Certain prior period amounts have been reclassified to conform to current period presentation.

This information is preliminary and based on company data available at the time of the presentation.